Exhibit 99.1

3050 Spruce Street, St. Louis, MO 63103 USA Tel: (800) 521-8956 (314) 771-5765 Fax: (800) 325-5052 (314) 771-5757

News Release

FORWARD INQUIRIES TO:

Kirk Richter at Sigma-Aldrich

314-286-8004

kirk.richter@sial.com

SIGMA-ALDRICH ELECTS GEORGE M. CHURCH AS DIRECTOR

St. Louis, MO, October 2, 2009 – The Board of Directors of Sigma-Aldrich Corporation (Nasdaq: SIAL) has elected Dr. George M. Church as a Director of the Company. Dr. Church (age 55) is a Professor of Genetics at the Harvard Medical School and Director of the Center for Computational Genetics in Cambridge, Massachusetts. Dr. Church pioneered technology innovations early in the development of key fields in Chemistry and Biomedicine with over 10 U.S. patents granted and several pending. His work in the first direct Genomic Sequencing and Molecular Multiplexing technology has resulted in a new paradigm in biological research.

In announcing Dr. Church’s election to the Board, Jai Nagarkatti, Chairman, President and CEO of Sigma-Aldrich said, “We are extremely pleased to have Dr. George Church join our board. His broad background in science and research will help Sigma-Aldrich in its efforts to enhance an already strong leadership position in Life Science and High Technology.”

About Sigma-Aldrich: Sigma-Aldrich is a leading Life Science and High Technology company. Our chemical and biochemical products and kits are used in scientific research, including genomic and proteomic research, biotechnology, pharmaceutical development and as key components in pharmaceutical, diagnostic and other high technology manufacturing. The Company has customers in life science companies, university and government institutions, hospitals, and in industry. Over one million scientists and technologists use our products. Sigma-Aldrich operates in 38 countries and has 7,800 employees providing excellent service worldwide. Sigma-Aldrich is committed to Accelerating Customer Success through Innovation and Leadership in Life Science, High Technology and Service. For more information about Sigma-Aldrich, please visit its award-winning Web site at http://www.sigma-aldrich.com.

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